Exhibit 99.1
Dear Shareholders,

The third quarter was another great quarter for Carvana. We delivered 111,949 retail units and grew revenue to $3.5 billion, an increase of 74% and 125% YoY respectively. We achieved total GPU of $4,672, an increase of over $600 YoY. We also delivered our second consecutive quarter of positive EBITDA.

These are impressive results that are made even more impressive with context. We entered the quarter under significant operational constraints that arose from Q2’s record growth and from facing the Delta COVID-19 wave that peaked late in the third quarter and impacted our efficiency.

Since the onset of the pandemic, we have often found ourselves constrained in different parts of our operational chain. Throughout, our team has persevered and executed. Despite these constraints, we are now buying and selling over 3x as many cars as we were two years ago, and our team is hard at work unlocking additional capacity.

This execution speaks to the quality of our team, to the quality of our customer offering, to our long-term perspective, and to the quality of the foundation that long-term perspective has allowed us to lay over the last 8 ½ years.

We remain firmly on the path to changing the way people buy cars, to delivering more than 2 million cars per year, and to becoming the largest and most profitable automotive retailer.

Summary of Q3 2021 Results

Q3 2021 Financial Results: All financial comparisons stated below are versus Q3 2020, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 111,949, an increase of 74%
•Revenue totaled $3.480 billion, an increase of 125%
•Total gross profit was $523 million, an increase of 100%
•Total gross profit per unit was $4,672, an increase of $616
•Net loss was $68 million, an increase from $18 million
•EBITDA margin was 0.2%, a decrease from 1.4%
•Basic and diluted net loss per Class A share was $0.38 based on 84.8 million shares of Class A common stock

Q3 2021 Other Results:
•Expanded our population coverage to 80.6% through the addition of 9 new markets
•Announced a partnership with Root to offer embedded auto insurance to Carvana customers

Recent Events

We also note the following recent highlight:

•Announced a partnership with Hertz to leverage our technology and logistics network to sell more vehicles online

Outlook

Our financial goal is to become the largest and most profitable automotive retailer. We expect to round out an extremely strong year in pursuit of this goal.

We expect the following in Q4 and for the full year:

•We continue to see exceptional demand and expect retail units sold to be governed primarily by our operational capacity.
•We expect revenue growth in Q4 to be more closely aligned with retail unit growth than it was in Q3.
•We expect total GPU to be in the low-to-mid $4,000s for the full year, marking our 8th consecutive year of substantial gains. We expect to see a seasonal pattern in total GPU in the fourth quarter, with Q4 lower than Q3.
•Finally, we plan to continue to invest in the business both to catch up with current demand and to prepare for growth in 2022 and beyond, leading to a seasonal sequential increase in SG&A per retail unit in Q4 and close to breakeven EBITDA margin for the full year.

With our progress so far this year, we believe our path to becoming the largest and most profitable automotive retailer has never been clearer.

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter.

Scaling Operational Capacity

Q3 was a strong quarter, including 74% retail unit growth, our second highest quarter ever on total GPU, and our second consecutive quarter of positive EBITDA. The quarter was impacted by continuing operational constraints brought on by our explosive growth in buying cars from customers over the last two quarters and by the Delta wave of COVID-19.

The rise of the Delta variant negatively impacted our production volume in Q3. Despite those challenges, we grew immediately available inventory, which increased to an average of 16.4k units in Q3 from 12.8k units in Q2. We remain on track to launch 8 new IRCs before the end of 2022 and continue to focus on growing our IRC teams in preparation for future growth.

Our explosive growth in buying cars from customers over the last two quarters created significant operational constraints in our system. Buying more cars from customers leads to more last mile pickups, more customer care interactions, and more complex title processing requirements, which in turn leads to more complex registration processing. Our teams are responding by enhancing our systems and processes to adapt to this rapid change.

To ease the pressure on our system while we catch up, we began metering both retail units and cars bought from customers mid-quarter to allow our operational capacity to catch up to demand and ensure we are providing the best possible customer experiences. Most notably, to manage retail sales volume, we reduced the number of vehicles shown to customers in search results, which limited the benefits of higher immediately available inventory on retail units sold in the quarter.

We continue to expect our operational capacity to be the most important driver of our growth and remain focused on increasing capacity through all parts of our operational chain, including vehicle production, fulfillment, and customer care. Over the last two quarters we have made continual progress in these areas despite the unique hiring environment, and we expect to continue to increase our operational capacity in Q4 with an eye toward 2022.

*Immediately available inventory are vehicles listed on our website that have been reconditioned and photographed and are available for immediate purchase by a customer, excluding marketplace units. They are a subset of total website units, which is reported in key operating metrics and represents all vehicles listed on our website including immediately available inventory, vehicles currently engaged in a purchase or reserved by a customer, and units that can be reserved that generally have not yet completed the inspection and reconditioning process.

Partnerships

In Q3, we announced a partnership with Root, a leading technology-centric insurance company. We started a relationship with Root about a year ago that has grown to be a deeply integrated partnership that will combine their capabilities with our own.

Root has built high-quality, customer-centric technology and processes and shares our vision for a simple, fully integrated insurance solution. This partnership enables us to further improve and simplify our customer experiences, to deepen the relationships we have with our customers, and to generate incremental unit economics. The partnership is structured to align our incentives and generate focus from both companies as we build the best solutions for our customers.

In Q4, we announced a partnership with Hertz that allows Hertz to leverage our technology and logistics network to sell more vehicles online. This partnership highlights Carvana’s platform capabilities, allowing Hertz to sell more vehicles more quickly and Carvana to offer a wider selection of high-quality vehicles to its customers. These Hertz vehicles will meet Carvana’s required vehicle quality standards and will be covered by Carvana’s 7-day return policy and 100-day limited warranty.

Vehicles sold through the partnership will be listed on Carvana’s online marketplace and will be fulfilled through our operations. Marketplace units sold are included in retail units sold, but they receive net revenue treatment, meaning we do not record the full amount of the vehicle sales price or cost of goods sold. Like Carvana-owned units, marketplace units may generate revenue and gross profit from the sale of the vehicle, trade-ins, financing, and ancillary products.

We remain in the very early stages of rolling out our partnerships with Root and Hertz and will provide more details over time as the partnerships and their impacts more fully take shape.

Expansion

In Q3 2021 we expanded the total percentage of the U.S. population we serve to 80.6%, up from 79.4% at the end of Q2 2021 through the addition of 9 new markets, taking another step toward our goal of 95% population coverage in the U.S.

We remain on track to open 8 IRCs before the end of 2022, bringing our total capacity at full utilization to over 1.25 million units.

*As of November 4, 2021

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: investors.carvana.com/investor-resources/investor-materials

Management Objectives

Our three primary financial objectives are: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

Below we present our long-term financial model that we introduced at our Analyst Day on November 29, 2018. We believe this is the appropriate frame through which to evaluate our results and progress towards each of our financial objectives.

Note: Numbers may not foot due to rounding.

Objective #1: Grow Retail Units and Revenue

For the quarter, retail units sold totaled 111,949 growing 74% YoY vs. 64,414 in Q3 2020, and up 141% vs. Q3 2019. Q3 revenue grew to $3.480 billion, up 125% YoY from $1.544 billion, and up 218% vs. Q3 2019. Revenue growth was aided by higher used vehicle prices this year compared to prior years.

We grew rapidly in Q3 despite facing various operational constraints. Demand continues to outpace our ability to fulfill it, and we are taking many steps to ramp up operational capacity in the near-term to catch up to demand and support growth in 2022 and beyond.

# QUARTERLY RETAIL UNIT SALES

315
436
579
775
1,212
1,343
1,776
2,192
3,783
4,355
5,023
5,600
8,334
10,682
11,719
13,517
18,464
22,570
25,324
27,750
36,766
44,000
46,413
50,370
52,427
55,098
64,414
72,172
92,457
107,815
111,949
Q1 14
Q2 14
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15
Q4 15
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Q2 21
Q3 21

Objective #2: Increase Total Gross Profit Per Unit

Total GPU was $4,672 in Q3 2021, an increase of $616 year-over-year.

For Q3 2021:

•Total
◦Total GPU was $4,672 vs. $4,056 in Q3 2020
•Retail
◦Retail GPU was $1,769 vs. $1,857 in Q3 2020
◦Year-over-year changes in Retail GPU were primarily driven by higher reconditioning costs, in part resulting from the impact of the Delta variant on production throughput, and higher wholesale acquisition prices, partially offset by a higher customer-sourced ratio.
•Wholesale
◦Wholesale GPU was $420 vs. $266 in Q3 2020
◦Year-over-year changes in Wholesale GPU were driven by record volume of 50,204 wholesale units sold (+227% YoY), and a change in gross profit per wholesale unit sold to $936 from $1,113 in Q3 2020.
•Other
◦Other GPU was $2,483 vs. $1,934 in Q3 2020
◦Year-over-year changes in Other GPU were primarily driven by strong finance execution and the impact of higher industry-wide vehicle prices on average loan size.

Objective #3: Demonstrate Operating Leverage

We achieved positive EBITDA for the second consecutive quarter in Q3, while investing significantly throughout the business to catch up to demand and support growth in 2022 and beyond. Net loss margin and EBITDA margin were (2.0%) and 0.2%, respectively, a change from (1.2%) and 1.4% in Q3 2020.

For Q3 2021, as a percentage of revenue:

•Total SG&A levered by 1.6% year-over-year, primarily driven by the impact of higher used vehicle prices on revenue. Compensation and benefits as well as logistics expense were approximately flat as a percent of revenue, advertising levered by 0.6%, market occupancy levered by 0.1%, and other SG&A levered by 0.9%. All SG&A components were impacted by our increase in cars bought from customers relative to cars sold to customers, the Delta variant wave, and our significant investments to catch up to demand and support growth in 2022 and beyond.

Summary

In the third quarter, we grew revenue by 125% to $3.5 billion and recorded our second straight EBITDA positive quarter.

Highlighting the scale of our opportunity, we did this with approximately 1% nationwide market penetration.

Highlighting the fragmentation in the industry, even at 1% market penetration, we are the second largest and by far the fastest growing player in the market.

We are well on our way to selling more than 2 million cars per year and to becoming the largest and most profitable automotive retailer.

The opportunity is enormous. We see it. And we are going to keep working hard for it.

The march continues.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix

Conference Call Details

Carvana will host a conference call today, November 4, 2021, at 5:30 p.m. EDT (2:30 p.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until November 11, 2021, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10161002#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2020 and our Quarterly Report on Form 10-Q for the third quarter of 2021.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles ("GAAP") with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$297	$301
Restricted cash	107	28
Accounts receivable, net	178	79
Finance receivables held for sale, net	368	275
Vehicle inventory	2,285	1,036
Beneficial interests in securitizations	312	131
Other current assets, including $10 and $6, respectively, due from related parties	143	73
Total current assets	3,690	1,923
Property and equipment, net	1,333	909
Operating lease right-of-use assets, including $20 and $22, respectively, from leases with related parties	273	156
Intangible assets, net	5	6
Goodwill	9	9
Other assets, including $7 and $4, respectively, due from related parties	50	32
Total assets	$5,360	$3,035
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $23 and $16, respectively, due to related parties	$700	$342
Short-term revolving facilities	455	40
Current portion of long-term debt	74	65
Other current liabilities, including $4 and $3, respectively, from leases with related parties	32	20
Total current liabilities	1,261	467
Long-term debt, excluding current portion	3,134	1,617
Operating lease liabilities, excluding current portion, including $15 and $19, respectively, from leases with related parties	256	148
Other liabilities	1	1
Total liabilities	4,652	2,233
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 85,569 and 76,512 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 87,200 and 95,592 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	785	742
Accumulated deficit	(400)	(354)
Total stockholders' equity attributable to Carvana Co.	385	388
Non-controlling interests	323	414
Total stockholders' equity	708	802
Total liabilities & stockholders' equity	$5,360	$3,035

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales and operating revenues:
Used vehicle sales, net	$2,650	$1,289	$6,954	$3,245
Wholesale vehicle sales, including $15, $1, $37, and $1, respectively, from related parties	552	130	1,349	259
Other sales and revenues, including $52, $26, $143, and $69, respectively, from related parties	278	125	758	256
Net sales and operating revenues	3,480	1,544	9,061	3,760
Cost of sales, including $17, $1, $21, and $3, respectively, to related parties	2,957	1,282	7,648	3,210
Gross profit	523	262	1,413	550
Selling, general and administrative expenses, including $7, $5, $19, and $14, respectively, to related parties	546	269	1,413	784
Interest expense, including $0, $0, $0, and $1, respectively, to related parties	48	20	121	69
Other (income) expense, net	(3)	(9)	(16)	5
Net loss before income taxes	(68)	(18)	(105)	(308)
Income tax provision	—	—	—	—
Net loss	(68)	(18)	(105)	(308)
Net loss attributable to non-controlling interests	(36)	(11)	(59)	(200)
Net loss attributable to Carvana Co.	$(32)	$(7)	$(46)	$(108)
Net loss per share of Class A common stock, basic and diluted	$(0.38)	$(0.10)	$(0.56)	$(1.73)
Weighted-average shares of Class A common stock, basic and diluted (1)	84,779	70,005	81,427	62,244
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(105)	$(308)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	72	52
Loss on disposal of property and equipment	1	6
Provision for bad debt and valuation allowance	16	11
Gain on loan sales	(528)	(129)
Equity-based compensation expense	28	18
Amortization and write-off of debt issuance costs and bond premium	8	6
Originations of finance receivables	(5,315)	(2,493)
Proceeds from sale of finance receivables, net	5,375	2,479
Principal payments received on finance receivables held for sale	136	60
Unrealized gain on beneficial interests in securitization	(6)	(4)
Changes in assets and liabilities:
Accounts receivable	(111)	(46)
Vehicle inventory	(1,230)	(198)
Other assets	(86)	(18)
Accounts payable and accrued liabilities	319	112
Operating lease right-of-use assets	(117)	(18)
Operating lease liabilities	121	23
Net cash used in operating activities	(1,422)	(447)
Cash Flows from Investing Activities:
Purchases of property and equipment	(390)	(270)
Principal payments received on beneficial interests in securitizations	38	9
Net cash used in investing activities	(352)	(261)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	8,733	3,426
Payments on short-term revolving facilities	(8,318)	(3,868)
Proceeds from issuance of long-term debt	1,525	203
Payments on long-term debt	(46)	(18)
Payments of debt issuance costs	(21)	(12)
Net proceeds from issuance of Class A common stock	—	1,059
Proceeds from equity-based compensation plans	1	5
Tax withholdings related to restricted stock awards	(25)	(9)
Net cash provided by financing activities	1,849	786
Net increase in cash, cash equivalents and restricted cash	75	78
Cash, cash equivalents and restricted cash at beginning of period	329	118
Cash, cash equivalents and restricted cash at end of period	$404	$196

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

LLC Units (adjusted for the exchange ratio and participation thresholds) are considered potentially dilutive shares of Class A common stock because they are exchangeable into shares of Class A common stock, if the Company elects not to settle exchanges in cash. Weighted-average shares of Class A common stock and as-exchanged LLC Units, which were evaluated for potentially dilutive effects and were determined to be anti-dilutive, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(in thousands)
Weighted-average shares of Class A common stock outstanding	84,779	70,005	81,427	62,244
Weighted-average as-exchanged LLC Units for shares of Class A common stock	90,062	104,406	93,331	104,907
	174.841	174.411	174.758	167.151

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we also present the following non-GAAP measures: EBITDA and EBITDA margin. We believe the presentation of both U.S. GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable U.S. GAAP financial measures.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by U.S. GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe that EBITDA and EBITDA Margin are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net (loss) income, which is the most directly comparable U.S. GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021

	(dollars in millions)
Net (loss) income	$(18)	$(154)	$(82)	$45	$(68)
Depreciation and amortization expense	19	22	22	24	26
Interest expense	20	62	30	43	48
EBITDA (1)	$21	$(70)	$(30)	$112	$6

Total revenues	$1,544	$1,827	$2,245	$3,336	$3,480
Net (loss) income margin	(1.1)%	(8.5)%	(3.7)%	1.3%	(2.0)%
EBITDA Margin	1.4%	(3.9)%	(1.3)%	3.4%	0.2%
_________________________
(1) We incurred less than $1 million of income tax provision for each period presented.

	Years Ended December 31,
	2014	2015	2016	2017	2018	2019	2020

	(dollars in millions)
Net loss	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)
Depreciation and amortization expense	2	3	5	11	24	41	74
Interest expense	—	1	3	8	25	81	131
EBITDA (1)	$(13)	$(33)	$(85)	$(145)	$(206)	$(243)	$(257)

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587
Net loss margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%
EBITDA Margin	(32.2)%	(25.0)%	(23.2)%	(16.9)%	(10.5)%	(6.2)%	(4.6)%
_________________________
(1) We incurred $0 million for each of the years ended 2014 through 2019, and less than $1 million for 2020 of income tax provision.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change

	(in millions, except unit and per unit amounts)			(in millions, except unit and per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$2,650	$1,289	105.6%	$6,954	$3,245	114.3%
Wholesale vehicle sales (1)	552	130	324.6%	1,349	259	420.8%
Other sales and revenues (2)	278	125	122.4%	758	256	196.1%
Total net sales and operating revenues	$3,480	$1,544	125.4%	$9,061	$3,760	141.0%
Gross profit:
Used vehicle gross profit	$198	$120	65.0%	$528	$268	97.0%
Wholesale vehicle gross profit (1)	47	17	176.5%	127	26	388.5%
Other gross profit (2)	278	125	122.4%	758	256	196.1%
Total gross profit	$523	$262	99.6%	$1,413	$550	156.9%
Unit sales information:
Used vehicle unit sales	111,949	64,414	73.8%	312,221	171,939	81.6%
Wholesale vehicle unit sales	50,204	15,375	226.5%	123,296	33,406	269.1%
Per unit selling prices:
Used vehicles	$23,671	$20,013	18.3%	$22,273	$18,874	18.0%
Wholesale vehicles	$10,995	$8,450	30.1%	$10,941	$7,752	41.1%
Per unit gross profit:
Used vehicle gross profit	$1,769	$1,857	(4.8)%	$1,691	$1,559	8.5%
Wholesale vehicle gross profit	$420	$265	58.4%	$407	$150	171.3%
Other gross profit	$2,483	$1,934	28.4%	$2,428	$1,489	63.0%
Total gross profit	$4,672	$4,056	15.2%	$4,526	$3,198	41.5%
Per wholesale unit gross profit:
Wholesale vehicle gross profit	$936	$1,113	(15.9)%	$1,030	$775	32.9%
_________________________
(1) Includes $15, $1, $37, and $1, respectively, of wholesale revenue from related parties.
(2) Includes $52, $26, $143, and $69, respectively, of other sales and revenues from related parties.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021

	(in millions)
Compensation and benefits (1)	$80	$100	$126	$148	$181
Advertising	65	84	100	119	126
Market occupancy (2)	10	11	13	15	18
Logistics (3)	18	23	30	34	40
Other (4)	96	124	128	154	181
Total	$269	$342	$397	$470	$546

_________________________
(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

	September 30, 2021	December 31, 2020

	(in millions)
Cash and cash equivalents	$297	$301
Availability under short-term revolving facilities (1)	1,338	1,088
Availability under sale-leaseback agreements (2)	—	19
Committed liquidity resources available	$1,635	$1,408
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(1) Based on pledging all eligible vehicles and finance receivables under the available capacity in the Floor Plan Facility and Finance Receivable Facilities, excluding the impact to restricted cash requirements.
(2) We have $556 million and $250 million of total unfunded gross real estate assets as of September 30, 2021 and December 31, 2020, respectively.

As of September 30, 2021 and December 31, 2020, the short-term revolving facilities had total capacity of $3.25 billion and $2.25 billion, an outstanding balance of $455 million and $40 million, and unused capacity of approximately $2.8 billion and $2.2 billion, respectively. Subsequent to September 30, 2021, we entered into an additional short-term finance receivable facility which increased capacity by $350 million.

In addition, we had $109 million and $48 million of total unpledged beneficial interests in securitizations as of September 30, 2021 and December 31, 2020, respectively.